Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

SITEWISE ACQUISITION CORPORATION

SITEWISE MARKETING, INC.

THE SHAREHOLDERS OF SITEWISE MARKETING, INC.

AND WITH RESPECT TO ARTICLES II, VII AND XII ONLY

GERALD WIANT, AS SHAREHOLDER REPRESENTATIVE

DATED OCTOBER 1, 2003

TABLE OF CONTENTS

ARTICLE I		1

THE MERGER		1
1.1	THE MERGER	1
1.2	EFFECTIVE TIME	2
1.3	EFFECT OF THE MERGER	2
1.4	CERTIFICATE OF INCORPORATION; BY-LAWS	2
1.5	DIRECTORS AND OFFICERS	2
1.6	ADDITIONAL ACTIONS	3
1.7	WITHHOLDING	3

ARTICLE II		3

CONSIDERATION; CONVERSION OF SHARES		3
2.1	TOTAL MERGER CONSIDERATION	3
2.2	CONVERSION OF SHARES	4
2.3	EXCHANGE OF CERTIFICATES	7
2.4	NO FRACTIONAL SECURITIES	8
2.5	STOCK TRANSFER BOOKS	8
2.6	NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK	8
2.7	ESCROW	8

ARTICLE III		9

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS		9
3.1	CORPORATE ORGANIZATION	9
3.2	AUTHORIZATION	9
3.3	CONSENTS AND APPROVALS; NO VIOLATIONS	10
3.4	CAPITALIZATION	10
3.5	FINANCIAL STATEMENTS; BUSINESS INFORMATION	12
3.6	ABSENCE OF UNDISCLOSED LIABILITIES	12
3.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	13
3.8	LEGAL PROCEEDINGS, ETC.	13
3.9	TAXES	14
3.10	TITLE TO PROPERTIES AND RELATED MATTERS	18
3.11	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	19
3.12	CONTRACTS	22
3.13	EMPLOYEES; EMPLOYEE BENEFITS	24
3.14	COMPLIANCE WITH APPLICABLE LAW	26
3.15	ABILITY TO CONDUCT THE BUSINESS	26
3.16	MAJOR CUSTOMERS, ADVERTISERS AND DISTRIBUTORS	26
3.17	CONSULTANTS, SALES REPRESENTATIVES AND OTHER AGENTS	27
3.18	ACCOUNTS RECEIVABLE	27
3.19	INSURANCE	27
3.20	BANK ACCOUNTS; POWERS OF ATTORNEY	28
3.21	MINUTE BOOKS, ETC.	28
3.22	RELATED PERSON INDEBTEDNESS AND CONTRACTS	28
3.23	BROKERS; PAYMENTS	28
3.24	CONSENT SOLICITATION; VOTING REQUIREMENTS	28
3.25	STATE TAKEOVER STATUTES	29
3.26	DISCLOSURE	29
3.27	INFORMATION SUPPLIED	29

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ARTICLE IV		29

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		29
4.1	AUTHORIZATION: ETC.	29

ARTICLE V		31

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CORP.		31
5.1	CORPORATE ORGANIZATION	31
5.2	AUTHORIZATION	32
5.3	CONSENTS AND APPROVALS; NO VIOLATIONS	32
5.4	CAPITALIZATION	33
5.5	COMPLIANCE WITH APPLICABLE LAW	34
5.6	LEGAL PROCEEDINGS, ETC.	34
5.7	BROKERS; PAYMENTS	35
5.8	DISCLOSURE	35

ARTICLE VI		35

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		35
6.1	CONDUCT OF BUSINESS OF THE COMPANY	35
6.2	CONDUCT OF BUSINESS OF ACQUISITION CORP	37
6.3	OTHER NEGOTIATIONS	37

ARTICLE VII		37

ADDITIONAL AGREEMENTS		37
7.1	ACCESS TO PROPERTIES AND RECORDS	37
7.2	TRANSFER OF INTERESTS	38
7.3	REASONABLE EFFORTS; ETC.	38
7.4	MATERIAL EVENTS	38
7.5	FEES AND EXPENSES	38
7.6	SUPPLEMENTS TO DISCLOSURE SCHEDULES	38
7.7	SHAREHOLDER CONSENT	38
7.8	RESTRICTED STOCK GRANTS	38
7.9	REDEMPTION RIGHT	39
7.10	TAX MATTERS	39
7.11	ACCOUNTING TREATMENT	41
7.12	APPOINTMENT OF SHAREHOLDER REPRESENTATIVE	42

ARTICLE VIII		43

COVENANTS OF CERTAIN PRINCIPAL SHAREHOLDERS		43

ARTICLE IX		44

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP.		44
9.1	REPRESENTATIONS AND WARRANTIES TRUE	44
9.2	PERFORMANCE	44
9.3	ABSENCE OF LITIGATION	45
9.4	CONSENTS	45
9.5	ADDITIONAL AGREEMENTS	45
9.6	DELIVERY OF CERTIFICATES FOR CANCELLATION	46
9.7	CERTIFICATE OF MERGER	46
9.9	TERMINATION	46
9.9	MATERIAL ADVERSE EFFECT	46
9.10	OPINION OF TONKON TORP LLP	46
9.11	SUPPORTING DOCUMENTS	46
9.12	CONSENTS	47

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ARTICLE X		47

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS		47
10.1	REPRESENTATIONS AND WARRANTIES TRUE	47
10.2	PERFORMANCE	47
10.3	ABSENCE OF LITIGATION	47
10.4	CONSENTS	48
10.5	ADDITIONAL AGREEMENTS	48
10.6	CERTIFICATES OF MERGER	48
10.7	CASH CONSIDERATION, EQUITY CONSIDERATION AND RESTRICTED STOCK CONSIDERATION: ESCROW DEPOSIT	48
10.8	SUPPORTING DOCUMENTS	49
10.9	MATERIAL ADVERSE EFFECT	49
10.10	OPINION OF NIXON PEABODY LLP	49

ARTICLE XI		49

TERMINATION		49
11.1	TERMINATION	49
11.2	EFFECT OF TERMINATION	50

ARTICLE XII		50

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		50
12.1	INDEMNITY OBLIGATIONS	50
12.2	NOTIFICATION OF CLAIMS	51
12.3	DURATION	52
12.4	ESCROW	53
12.5	NO CONTRIBUTION	53

ARTICLE XIII		53

MISCELLANEOUS PROVISIONS		53
13.1	AMENDMENT	54
13.2	WAIVER OF COMPLIANCE	54
13.3	NOTICES	54
13.4	BINDING EFFECT; ASSIGNMENT	55
13.5	NO THIRD PARTY BENEFICIARIES	55
13.6	PUBLIC ANNOUNCEMENTS	55
13.7	COUNTERPARTS	55
13.8	HEADINGS	55
13.9	ENTIRE AGREEMENT	55
13.10	GOVERNING LAW	56
13.11	SEVERABILITY	56
13.12	SPECIFIC PERFORMANCE	56
13.13	WAIVER OF JURY TRIAL	56

EXHIBITS

A-l	Articles of Merger (Oregon)
A-2	Certificate of Merger (Delaware)
B-1	Certificate of Incorporation of Surviving Corporation
B-2	Bylaws of Surviving Corporation
C	Form of Letter of Transmittal
D	Form of Escrow Agreement

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E	Form of Employment Agreement
F	Form of Stock Transfer and Restriction Agreement
G	Opinion of Tonkon Torp LLP, counsel to the Company
H	Opinion of Nixon Peabody LLP, counsel to Parent and Acquisition Corp.

- iv -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of October 1, 2003 by and among Marchex, Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), Sitewise Acquisition Corporation, a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent (the “Acquisition Corp.”), Sitewise Marketing, Inc., a corporation organized under the laws of the State of Oregon (the “Company”), Gerald Wiant and Bruce Fabbri (the “Principal Shareholders”) and those holders of shares of capital stock of the Company, each as identified on the signature pages hereto (the “Shareholders” and the term Shareholders shall include the Principal Shareholders except as otherwise provided herein and where applicable based on the context the term Shareholders shall also include all other holders of capital stock of the Company) and with respect to Article II, VII and Article XII hereof, Gerald Wiant (the “Shareholder Representative”).

WHEREAS, the respective Boards of Directors of the Parent, Acquisition Corp. and the Company have approved the merger of the Company with and into the Acquisition Corp. (the “Merger”), pursuant to which the Acquisition Corp. will be the surviving corporation and the Shareholders immediately prior to such merger will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Shareholders have signed this Agreement and have signed and delivered herewith to Parent written consents adopting and approving this Agreement, the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the Oregon Revised Statutes (the “ORS”) and the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into the Acquisition Corp., the separate existence of the Company shall cease, and the Acquisition Corp. shall continue as the surviving corporation. The Acquisition Corp. as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Marchex, Inc., 2101 4th Avenue, Suite 1980, Seattle, Washington, unless another date, time or place is agreed to in writing by the Company and the Parent. The date of such Closing is referred to herein as the “Closing Date.”

1.2 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles or certificates of merger as contemplated by the ORS and DGCL in the forms of Exhibit A-l and A-2 attached hereto (the “Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the ORS and the DGCL (the time of acceptance of the filing by the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware shall be the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the ORS and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-Laws.

(a) Certificate of Incorporation. The Certificate of Incorporation of the Acquisition Corp., as in effect immediately prior to the Effective Time in the form of Exhibit B-l attached hereto, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation, except that the name of Acquisition Corp. shall be changed to Sitewise Marketing, Inc.

(b) By-Laws. The By-Laws of the Acquisition Corp., as in effect immediately prior to the Effective Time in the form of Exhibit B-2 attached hereto, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

1.5 Directors and Officers. The directors of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The directors and officers of the Surviving Corporation are set forth on Schedule 1.5 attached hereto.

1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Acquisition Corp. or the Company acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Acquisition Corp. or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Acquisition Corp. or the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.7 Withholding. Parent, the Surviving Corporation or the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock (as hereinafter defined) pursuant to this Agreement and from any holder or former holder of Company Stock Options (as hereinafter defined) with respect to the exercise, cancellation, termination, or other disposition of such Company Stock Options, including any Company Stock Options that have already been exercised, such amounts as Parent, the Surviving Corporation or the Company may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

CONSIDERATION; CONVERSION OF SHARES

2.1 Total Merger Consideration. Except as set forth in Section 2.2(e) hereof, the consideration payable in the Merger to the holders of shares of the Company’s Common Stock, no par value per share (the “Company Common Stock”), shall consist of (a) an aggregate of 425,000 shares of Class B Common Stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) (the “Equity Consideration”), (b) an aggregate of 137,500 shares of Parent Common Stock as provided in Section 7.8 hereof (the “Restricted Equity Consideration”), and (c) $3,500,000 which such cash is to be issuable at the Closing (the “Cash Consideration”). Such Equity Consideration, Restricted Equity Consideration and Cash Consideration which shall be issuable or payable at the Closing, as the case may be, as provided herein shall in the aggregate be referred to as the “Initial Merger Consideration”. The calculation of the Initial Merger Consideration assumes that as of the Closing Date, the Company shall not have any of the following (collectively, “Debt”) (i) indebtedness for borrowed money, (ii) any obligations evidenced by notes, bonds or similar instruments; (iii) indebtedness to any banking institution, and (iv) indebtedness where repayment is due twelve (12) months or more from the Closing Date. The amount of Cash Consideration shall be reduced at the Closing, dollar for dollar, to the extent of any Debt, except as provided above, or negative working capital of the Company, determined in accordance with GAAP (as defined herein), as of the Closing Date. For the purposes of this Agreement, “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

2.2 Conversion of Shares.

(a) Conversion of Shares. (i) Each share of Company Common Stock issued and outstanding as of the Effective Time (other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 60.554 of the ORS (“Dissenting Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into (A) an amount in cash equal to the quotient obtained by dividing (x) the Cash Consideration by (y) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time and (B) that number of shares of Parent Common Stock as shall be obtained by dividing (xx) the Equity Consideration and the Restricted Equity Consideration, respectively, by (yy) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time. Such resulting quotients are referred to herein as the “Exchange Ratio.” “Fully Diluted Shares” shall be equal to the total number of outstanding shares of Company Common Stock, immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options (to the extent vested and with all unvested options being cancelled at such time) and warrants had been converted or exercised. Schedule 2.2 attached hereto sets forth, with respect to the Initial Merger Consideration, (i) the Exchange Ratio, (ii) the aggregate cash payment to be paid in connection with the Merger, with the allocation among the Shareholders, (iii) the aggregate Equity Consideration and the Restricted Equity Consideration to be issued in connection with the Merger, with the allocation among the Shareholders, (iv) the percentage of any Cash Earnout Consideration allocated among the Shareholders, and (v) addresses for each of the Shareholders.

(ii) The Initial Merger Consideration will be increased by payment of the cash earnout consideration (the “Cash Earnout Consideration”) which shall be an amount equal to ten percent (10.0%) of the Net Revenue (as hereinafter defined) of the Surviving Corporation for the calendar year 2004 (the “Fiscal Period”), in excess of $15,000,000 and up to $25,000,000. The maximum Cash Earnout Consideration shall equal $1,000,000. For the purposes hereof, “Net Revenue” shall be calculated in accordance with GAAP and shall be defined as gross revenue calculated by Parent less (i) amounts attributable to those costs associated with collection of revenue, including credit card charges, charge backs, bad debts, invoice and traffic adjustments and customer incentives, if applicable, and (ii) refunds the Company pays its customers. The Net Revenue will be determined by Parent within ninety (90) days of the end of the Fiscal Period.

Providing no objections are made pursuant to this Section 2.2, such additional consideration shall be paid within thirty (30) days of the determination by Parent of such Net Revenue, otherwise such payment shall be made upon resolution of any such objection. The Cash Earnout Consideration will be allocated in accordance with Schedule 2.2.

At such time as the Surviving Corporation’s Net Revenue is determined for the Fiscal Period described above in this Section 2.2(a)(ii), Parent shall provide the Shareholder Representative with a written statement setting forth the calculation of such Net Revenue for the Fiscal Period. In the event that the Shareholder Representative does not object to the determination by Parent of such Net Revenue by written notice of objection (the “Notice of Objection”) delivered to Parent within fifteen (15) days after the Shareholder Representative’s receipt of such determination, such Notice of Objection to describe in reasonable detail the Shareholder Representative’s proposed adjustments to the proposed Net Revenue determination, the proposed Net Revenue for the Fiscal Period shall be deemed final and binding.

If the Shareholder Representative does deliver a Notice of Objection to Parent, then the dispute shall be resolved as follows:

(X) The Shareholder Representative and Parent shall promptly endeavor to agree upon the calculation of Net Revenue for the Fiscal Period. In the event that a written agreement determining the amount of Net Revenue has not been reached within fifteen (15) days after the date of receipt by Parent from the Shareholder Representative of the Notice of Objection thereto, then Parent’s determination of Net Revenue and the Notice of Objection shall be submitted to an internationally recognized firm of certified public accountants mutually acceptable to Parent and the Shareholder Representative (the “Arbitrator”).

(Y) Within thirty (30) days of the submission of any dispute concerning the determination of Net Revenue to the Arbitrator, the Arbitrator shall render a decision in accordance with this Section 2.2(a)(ii) along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon the parties hereto.

(Z) In the event that an examination or audit shows that the calculation of Net Revenue for the Fiscal Period is under reported by more than fifteen percent (15%), the Parent shall bear the entire cost of the fees and expenses of the Arbitrator, otherwise, the Shareholders shall bear the entire cost of such fees and expenses, and such fees attributable to the Shareholders shall be deducted from any amounts to be paid to the Shareholders pursuant to this Section 2.2(a)(ii) and to the extent of any deficit, the Shareholders hereby agree to promptly reimburse Parent for any such amounts.

(iii) In the event that an Acceleration Event (as hereinafter defined) occurs on or before December 31, 2004, Parent shall pay the Shareholders as the Cash Earnout Consideration a cash payment of $1,000,000 within ninety (90) days of such event in accordance with Schedule 2.2. For the purposes hereof, Acceleration Event shall be defined as (w) a Change of Control (as defined herein), (x) the termination of employment without cause (as defined in the respective employment agreement) of Gerald Wiant and Bruce Fabbri, (y) the resignation of Gerald Wiant and Bruce Fabbri for Good Reason (as defined in the respective employment agreement), or (z) if Parent takes, or causes the Surviving Corporation to take, any action relating to the business prior to the end of the Fiscal Period that makes it impractical to reconstruct or calculate the Cash Earnout Consideration. For the purposes hereof, “Change of Control” shall mean (x) except as a result of a Qualified IPO (as defined herein), an event when any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for an existing stockholder of Parent as of the date hereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent or the Surviving Corporation representing more than fifty percent (50%) of the voting power of the Parent’s or the Surviving Corporation’s then outstanding securities, other than as a result of the purchase of equity securities directly from the Parent or Surviving Corporation in connection with a financing transaction; (y) the consummation of a merger or consolidation of the Parent or the Surviving Corporation with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Parent or the Surviving Corporation immediately prior to such merger, consolidation or other reorganization; or (z) the Parent or the Surviving Corporation sells, transfers or otherwise disposes of (in one transaction or a series of related transactions) all or substantially all of its respective assets or adopts any plan or proposal for its liquidation or dissolution. A Change of Control shall not occur if the person, surviving entity, or transferee is a wholly-owned (direct or indirect) subsidiary of Parent; provided, however, that an Acceleration Event shall occur upon a Change of Control of such wholly-owned subsidiary.

(b) [Intentionally Omitted].

(c) Stock Options. Each outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”), which has already vested prior to the Effective Time, shall be exercised on the Closing Date. In connection with the exercise of any such Company Stock Option, the Company shall withhold the requisite amount for tax purposes provided in Section 1.7 hereof. Each outstanding Company Stock Option, not already vested and outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time without the payment of any consideration therefor, and shall be of no further force and effect, without any assumption thereof.

(d) Acquisition Corp. Shares. Each share of common stock, par value $0.01 per share, of Acquisition Corp. issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

(e) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to each such

Dissenting Share pursuant to Section 60.554 of the ORS; provided, however, that Dissenting Shares held by a holder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in Section 60.554 of the ORS, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive such holder’s pro rata portion of the Initial Merger Consideration in accordance with the procedures specified in Section 2.3. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 60.554 of the ORS received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 60.554 of the ORS. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.3 Exchange of Certificates.

(a) At the Closing, certificates representing all of the issued and outstanding shares of Company Common Stock (the “Certificates”) shall be surrendered for cancellation and termination in the Merger. At the Effective Time, each Certificate shall be canceled in exchange for the amount of Initial Merger Consideration allocated to each Shareholder pursuant to Section 2.2(a). The Initial Merger Consideration shall be distributed as follows to the extent Certificates have been surrendered, at Closing (or thereafter upon surrender of Certificates): (i) the Cash Consideration shall be wired to an account designated by the Shareholder Representative for further distribution by the Shareholder Representative to the Shareholders in the amounts set forth on Schedule 2.2, less $175,000 which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Cash Escrow”) and also less any fees and expenses pursuant to Section 7.5, and (ii) the Equity Consideration and the Restricted Equity Consideration shall be distributed by the Shareholder Representative to the Shareholders in the amounts set forth on Schedule 2.2, less 100,000 shares of Parent Common Stock issued as part of the Equity Consideration which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Stock Escrow”) and also less any fees and expenses pursuant to Section 7.5. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in the form of Exhibit C attached hereto. Until surrendered with an executed Letter of Transmittal, each outstanding Certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed for all corporate purposes to evidence ownership of the amount of cash and shares of Parent Common Stock issuable upon conversion of such shares of Company Common Stock, but shall, subject to applicable appraisal rights under the ORS and Section 2.2(e), have no other rights. Subject to appraisal rights under the ORS and Section 2.2(e), from and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of their proportionate amounts of the Initial Merger Consideration and the Cash Earnout Consideration.

(b) If any cash is to be paid or any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the payment of such cash or the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to a holder of shares of Company Common Stock for cash paid to such holder pursuant to the provisions of Section 2.2(a) of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the cash or shares issuable in exchange therefor pursuant to the provisions of Section 2.2(a) of this Agreement. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.4 No Fractional Securities. No fractional shares of Parent Common Stock shall be issuable by the Parent upon the conversion of shares of Company Common Stock in the Merger pursuant to Section 2.2(a) hereof. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive no additional consideration for any fraction of less than one half (1/2) a share and one (1) additional share for any fraction equal to or greater than one half (1/2) a share.

2.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

2.6 No Further Ownership Rights in Company Stock. The amount of cash delivered and number of shares issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof and the payment of any additional amounts pursuant to Section 2.2(a)(ii) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.7 Escrow. Parent will deposit in escrow on behalf of the Shareholders the Cash Escrow at Closing by wire and the Stock Escrow as soon as practicable after the Closing and in any event within two (2) business days after the Closing (which shall reduce the amount of Cash Consideration and shares of Equity Consideration issuable to such holders of Company Common

Stock under Section 2.2(a)) allocated among the holders of Company Common Stock in the amounts set forth on Schedule 2.2 (collectively, the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as Escrow Agent, as security for the indemnification obligations under Article XII pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit D attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders jointly and severally represent and warrant to the Parent and Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement. For the purpose of the Company Disclosure Schedules, disclosure in any one schedule with respect to one section of this Agreement shall be deemed to be disclosure with respect to all applicable sections of this Agreement where such disclosure on its face would reasonably be deemed to apply so long as such information is disclosed or referenced in the section to which it is primarily applicable. References to the “knowledge” of the Company shall refer to the knowledge of the Principal Shareholders and the officers and directors of the Company after reasonable inquiry.

3.1 Corporate Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 3.1 hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it. The Company has previously delivered to the Parent complete and correct copies of the Articles of Incorporation of the Company (certified by the secretary of state of the jurisdiction in which it was formed as of a recent date) and the By-Laws of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s Articles of Incorporation nor its By-Laws have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument.

3.2 Authorization. The Company has full corporate power and authority to enter into this Agreement and any other agreements attached hereto, or entered into in connection herewith, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and no other proceeding on the part of the Company (other than the adoption of this Agreement by the Shareholders holding the requisite percentage of the Company Common Stock) is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificate of Merger pursuant to the DGCL and Articles of Merger pursuant to ORS) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Parent and Acquisition Corp., constitutes the valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

3.3 Consents and Approvals; No Violations. Subject to (a) the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware and the Secretary of State of the State of Oregon, (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except as set forth in Schedule 3.3: (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Company, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to the Company or by which its properties or assets may be bound or (iv) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority.

3.4 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 10,008,500 shares are issued and outstanding and owned of record and beneficially by the holders set forth on Schedule 3.4 hereto. All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and (iii) are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound.

As of the date of this Agreement, 1,000,000 shares of Company Common Stock were reserved for issuance upon the exercise of options to purchase Company Common Stock granted pursuant to the Company’s 2000 Stock Incentive Plan (the “Company Option Plan”) under which options are outstanding for an aggregate of 582,500 shares and under which 417,500 are available for grant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Except as set forth above, as of the date of this Agreement no shares of Company Common Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Company Common Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of the Company may vote. Except as set forth above, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

There are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitment, understanding, arrangement, agreement or contract (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Company Common Stock or other securities of the Company. The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Capital Stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Company Common Stock or other securities of the Company.

There are no registration rights, and, to the knowledge of the Company, there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of Company Common Stock.

All outstanding options to purchase Company Common Stock were issued pursuant to the Company Option Plan. Schedule 3.4 hereto sets forth a true and complete list of the holders of outstanding Company Stock Options and lists for each outstanding Company Stock Option, as of the date of this Agreement, (i) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (ii) the exercise price of such option, (iii) the number of shares as to which such option will have vested, (iv) the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and (v) indicates the extent of acceleration, if any. Schedule 3.4 hereto sets forth a true and complete list, as of the date of this Agreement, of (A) the identity of each holder of shares of Company Common Stock and (B) the number of shares of each class of Company Common Stock owned of record by such holder.

(b) Except as set forth on Schedule 3.4(b), the Company does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

3.5 Financial Statements; Business Information. (a) Attached hereto as Schedule 3.5(a) are (i) the unaudited balance sheets of the Company as of December 31, 2001 and December 31, 2002 and the statements of operations and cash flows for the fiscal periods then ended, and (ii) the balance sheet of the Company as of August 31, 2003 and the statements of operations and cash flows of the Company for the eight (8) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared consistently during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the interim Financial Statements are subject to normal year-end adjustments which will not be individually or in the aggregate material in amount or effect.

(b) Schedule 3.5(b) attached hereto sets forth certain average statistics for the months of July 2003 and August 2003 (including, clickthroughs, average cost-per-click, average fraudulent clicks calculated by (a) filtering clicks from IP addresses or subnets corresponding to spider, robot, crawler, or known bad traffic sources; (b) filtering more than one click on the same ad for the same keyword from the same user (identified by either IP address or unique cookie) within a short time frame; and (c) filtering clicks that are manually rolled back (no-counted) due to investigation and decision on the part of a human, and average number of advertisers defined as the number of clients invoiced) regarding the Company’s business (the “Data”) which are true and correct in all material respects as of the dates stated in the schedule. For this purpose, a negative variance of up to ten percent (10.0%) in the actual statistics for this period shall not be deemed material. Without limiting the materiality of any other representations, warranties and covenants of the Company and the Shareholders contained herein, the Company and the Shareholders specifically acknowledge that the accuracy of such Data is material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to issue the Initial Merger Consideration.

(c) As of the Closing Date, the Company shall have working capital of not less than $100,000 and no Debt.

3.6 Absence of Undisclosed Liabilities. Except (i) as set forth or reserved against in the balance sheet of the Company dated as of August 31, 2003, included in the Financial Statements (the “Balance Sheet”) and (ii) for obligations and liabilities incurred since August 31, 2003 in the ordinary course of business, which do not individually or in the aggregate exceed

$10,000, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

3.7 Absence of Certain Changes or Events. Since August 31, 2003, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Since August 31, 2003, except as set forth on Schedule 3.7, the Company has not: (i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect, (as defined below); (iii) made any change in accounting principle or practice or in their respective method of applying any such principle or practice, (iv) suffered any damage, destruction or loss, whether or not covered by insurance, affecting its respective properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature, or acquired assets or any types of securities of any other business entity; (vii) issued any additional Company Common Stock, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company Common Stock or other equity securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company Common Stock; (ix) repurchased or redeemed any Company Common Stock; (x) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xi) entered into any agreement to do any of the foregoing. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that would be, materially adverse to the business, properties, financial condition or results of operations of the Company.

3.8 Legal Proceedings, etc. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, threatened against the Company or its properties, assets or business or, to the knowledge of the Company, pending or threatened against any of the officers, directors, employees, agents or consultants of the Company in connection with the business of the Company. There is no basis for any such suits, actions, claims, proceedings or investigations known to the Company or the Shareholders. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 3.8 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 3.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company or any of the Shareholders has ever been involved in or received notice of.

3.9 Taxes.

Except as set forth on Schedule 3.9:

(a) The Company has duly and timely filed all Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 3.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) adequate for the payment of all Taxes for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of Business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) At all times since its incorporation, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, as well as for any state or local income tax purposes, and the Company will be an S corporation up to and including the day of the Closing Date.

(e) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any person (other than the Company) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or a transferee, successor or guarantor or by contract, indemnification or otherwise.

(f) The Company has withheld all amounts from their respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, including, but not limited to, with respect to the exercise, cancellation or disposition of any Company Stock Option, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(g) The Company is not and has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) All of the Shareholders are U.S. residents for federal income tax purposes.

(i) There are no accounting method changes or proposed or threatened accounting method changes of the Company, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and the Company will not be required to make any such Section 481 adjustment as a result of the transaction contemplated by this Agreement.

(j) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(k) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income tax purposes.

(1) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(m) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to taxes, including any closing agreements under Section 7121 of the Code.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(o) No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company neither does business in nor derives income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Parent.

(p) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has made available to the Parent for inspection true and complete copies of (i) relevant portions of income Tax audit reports, statements of deficiencies, closing or other agreements received by the Company or on behalf of the Company relating to Taxes, and (ii) all federal and state income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(q) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(s) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.601l-4T(b).

(t) Each of the subsidiaries of the Company has been since its respective date of incorporation, and will be through and including the Closing Date, a validly electing qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

(u) The Shareholders have timely reported their distributive share of the Company’s income, gain, loss, deduction and other tax items on his, her or its Tax Returns and paid all taxes due with respect to all income, gain, loss, deduction and other tax items of the Company for periods ending on or before December 31,2002 and will do so with respect to all income, gain, loss, deduction and other tax items of the Company for the period ending on the Closing Date.

(v) The Company would not be liable for any Tax under Section 1374 if its assets were sold at their fair market value at the Closing Date, and the Company has not in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a “qualified subchapter S subsidiary”.

(w) The Company is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(x) The Company is not and has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code. No foreign subsidiary of the Company owned directly or indirectly is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 through 1297 of the Code, neither the Company nor any of its subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company, no foreign subsidiary of the Company is a foreign personal holding company within the meaning of Section 552 of the Code, and no foreign subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code; neither the Company nor any of its subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(y) Neither the Company nor any of its subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Each of the Company and its subsidiaries has proper receipts (which will be delivered to Buyer at the Closing), within the meaning of Treasury Regulation Section 1.905-2, for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(z) The Company has never incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(aa) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

(bb) The Company has not taken any action or failed to take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368 of the Code.

3.10 Title to Properties and Related Matters. (a) The Company has good and valid title to all personal property, tangible or intangible, which the Company purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since August 31, 2003, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) as provided in Schedule 3.10(a); (ii) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $10,000 in each individual case), (iii) liens for Taxes not yet due and payable and (iv) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. Collectively, such property and the Intellectual Property Rights disclosed on Schedule 3.11 hereto constitute all property, tangible or intangible, necessary to conduct the business of the Company as presently conducted.

(b) The Company does not own any real property or any interest in real property.

(c) Schedule 3.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of August 31, 2003, in each case of $10,000 or more. All such personal property is in suitable operating condition and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 3.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable laws and regulations. Except as set forth on Schedule 3.10(c), there are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person (as that term is hereinafter defined in Section 3.22).

(d) Schedule 3.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 3.10(d) hereto. (i) Each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor (to the knowledge of the Company) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company) a default by any other party under such lease; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 3.3, no such lease requires the Company to obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.11 Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) No Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing of Company Intellectual Property by Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(b) Set forth on Schedule 3.11(b) hereto is a list of all Company Intellectual Property or other Intellectual Property used by the Company (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to the Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. The Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property used by Company, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company. The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property Rights of the Company.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate governmental entity in the jurisdictions indicated on Schedule 3.11(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, the Company has a written agreement with such third party that assigns to the Company ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms; and the Company thereby has obtained ownership of, and is the exclusive owner of such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. The Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or business (including, without limitation, the operation of their respective Web sites) as presently conducted and has no reason to believe that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) The operation of the business of Company as such business currently is conducted, including Company’s design, development, manufacture, marketing and sale of the products or services of the Company (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to the Company’s knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) The Company has not received any notice or other claim from any third party that the operation of the business of the Company or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) Except as set forth on Schedule 3.11(h), to the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property Rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

All Intellectual Property Rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of law or have been validly assigned to the

Company and such assignments have been provided to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. Neither the Company, the Shareholders, nor, to the knowledge of the Company, any of the employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such persons bound by any consulting agreement relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements known to the Company, or any of the Shareholders which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(j) All information and content of the World Wide Web sites of the Company (other than information provided by users, customers and advertisers) is accurate and complete in all material respects.

3.12 Contracts. (a) Except as set forth on Schedule 3.12(a), the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $10,000;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any agreement of indemnification or guaranty issued by the Company;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Intellectual Property Rights, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $10,000 per year;

(ix) any contract, arrangement or understanding with a Related Person (as that term is hereinafter defined);

(x) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any employee benefit plans or arrangements;

(xi) any agreement, contract or commitment involving or related to joint research, design or development;

(xii) any other agreement, contract or commitment involving future payments by the Company of $10,000 or more and is not cancelable without penalty within ninety (90) days; or

(xiii) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (xii) of this subsection 3.12(a).

(b) The Company has previously provided to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.12(a) hereto. (i) Each contract listed in Schedule 3.12(a) hereto is in full force and effect; (ii) neither the Company nor (to the knowledge of the Company) any other party is in default under any contract listed in Schedule 3.12 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company) a default by any other party under such contract; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 3.12 (a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such contract shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) The Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

3.13 Employees; Employee Benefits.

(a) Schedule 3.13 (a) hereto sets forth the names of all current employees of the Company (the “Employees”) and such Employee’s job title, the location of employment of such Employee, such Employee’s current salary, the amount of any bonuses or other compensation paid since December 31, 2002 to such Employee, the date of employment of such Employee and the accrued vacation time of such Employee. Schedule 3.13(a) hereto sets forth a true and correct statement of the liability, if any, of the Company for accrued but unused sick pay. There are no outstanding loans from the Company to any officer, director, employee, agent or consultant of the Company, or to any other Related Person. Schedule 3.13(a) hereto sets forth a complete and correct description of all severance policies of the Company. Complete and correct copies of all written agreements (or, in the case of oral agreements, a complete and correct description) with Employees and all employment policies, and all amendments and supplements thereto, have previously been delivered to the Parent, and a list of all such agreements and policies is set forth on Schedule 3.13(a). None of the Employees has, to the knowledge of the Company, indicated a desire to terminate his or her employment, or any intention to terminate his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement. Since December 31, 2002, the Company has not (i) increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees, (ii) increased the term or tenure of employment for any Employee, except in the ordinary course of business consistent with past practice, (iii) increased the amounts payable to any of the Employees upon the termination of any such person’s employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any Benefit Plan.

(b) The Company has complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, the American with Disabilities Act, and all comparable state laws, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation, discriminatory practices with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to Employees or potential employees, and there have been no claims made or, to the knowledge of the Company, threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing. There are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the knowledge of the Company, threatened between the Company and any of the Employees or former employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any “leased employees” (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or, to the knowledge of the Company, threatened with respect to any Employees; and the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) hereto sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which has been maintained by the Company for the benefit of or relating to any of the Employees or to any former employees or their dependents, survivors or beneficiaries, whether or not legally binding, whether written or oral or whether express or implied, or for which the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA has any liability or contingent liability, all of which are hereinafter referred to as the “Benefit Plans.”

(d) Each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other form of retirement plan intended to meet the requirements of Section 401(a) of the Code meets such requirements; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the “IRS”) with respect to each plan and trust and each amendment thereto (except with respect to amendments to which the remedial amendment period for adopting such plan amendments has not yet expired); and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. Each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) either has timely filed all reports required under Section 104(a) of ERISA or was exempt from such annual reporting requirements. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of section 501(c)(9) of the Code) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or former employees. No event or condition exists with respect to any Benefit Plan that could subject the Company to any material Tax under Section 4980B of the Code, or other applicable law. With respect to each Benefit Plan, the Company has each heretofore delivered to the Parent complete and correct copies of the following documents, where applicable and to the extent available: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinion required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith and (v) the most recent actuarial report, if any, relating to the Benefit Plan. None of the Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code; and none of the Benefit Plans of the Company is, or has been, the subject of any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation as to which the Company has received written notice.

(e) No Benefit Plan provides benefits, including, without limitation, death, medical or severance benefits, with respect to current or former employees or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iii) benefits the full cost of which is borne by the current or former employee or director or his beneficiaries.

(f) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Company that considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount as a result of the Merger that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

3.14 Compliance with Applicable Law. Except as set forth on Schedule 3.14, the Company is not in violation in any material respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not result in a fine or penalty in excess of $10,000 individually or in the aggregate. The Company has not received any notice alleging any such violation, nor to the knowledge of the Company, is there any inquiry, investigation or proceedings relating thereto.

3.15 Ability to Conduct the Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which either (or any of its properties or assets) is bound, that will prevent the use by the Surviving Corporation, after the Effective Time, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.16 Major Customers, Advertisers and Distributors. Schedule 3.16 hereto sets forth a complete and correct list of the ten (10) largest customers, advertisers and distributors of the Company in terms of revenue recognized in respect of such customers, advertisers and distributors during the eight (8) months ended August 31, 2003 and during the twelve (12)

months ended December 31, 2002, showing the amount of revenue recognized for each such customer, advertiser or distributor, as the case may be, during such period. To the knowledge of the Company, the Company has not received any notice or other communication (written or oral) from any of the customers, advertisers or distributors listed in Schedule 3.16 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer, advertiser or distributor and the Company.

3.17 Consultants, Sales Representatives and Other Agents. Schedule 3.17 hereto sets forth a complete and correct list of the names and addresses of each consultant, sales representative or other agent (other than any such person performing solely clerical functions) currently engaged by the Company who is not an employee of the Company, the commission rates or other compensation applicable with respect to each such person and the amount of commissions or other compensation earned by each such person for the eight (8) months ended August 31, 2003 and for the twelve (12) months ended December 31, 2002. Complete and correct copies of all current agreements between the Company and any such person have previously been delivered by the Company to the Parent.

3.18 Accounts Receivable. All accounts receivable of the Company reflected on the Balance Sheet (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and (ii) are owned by the Company free and clear of any security interest, lien, encumbrance, or claims, and (iii) are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Company created after August 31, 2003, are accurately and fairly reflected in the books and records of the Company. The reserves for bad debts reflected on the Balance Sheet were calculated in accordance with generally accepted accounting principles consistent with past practice and are adequate. The Company reasonably believes that all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for bad debts reflected on the Balance Sheet, and since August 31, 2003, there have not been any write-offs as uncollectible of any accounts receivable of the Company.

3.19 Insurance. Schedule 3.19 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. All such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company is not aware of any facts concerning the Company or its business, operations, assets and liabilities, contingent or otherwise, upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies and all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.20 Bank Accounts; Powers of Attorney. Schedule 3.20 hereto sets forth a complete and correct list showing: (i) all bank accounts of the Company, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and (ii) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.21 Minute Books, etc. The minute books, records of the Company Common Stock and other corporate records of the Company are complete and correct in all respects, and complete and correct copies thereof have been delivered by the Company to the Parent. The minute books of the Company contain accurate and complete records of all meetings or written consents to action of the Shareholders of the Company and accurately reflect all corporate actions of the Company which are required by law to be passed upon by the Shareholders of the Company.

3.22 Related Person Indebtedness and Contracts. Schedule 3.22 hereto sets forth a complete and correct summary of all contracts, commitments, arrangements and understandings not described elsewhere in this Agreement between the Company and any of the following (collectively, “Related Persons”): (i) the Shareholders; (ii) the spouses and children of any of the Shareholders (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Shareholders or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by any of the Shareholders or by any of their respective Near Relatives. All amounts contributed by the Shareholders to the Company, as the case may be, have been treated as contributions to equity of the Company and have not been treated as, nor do they constitute, indebtedness of the Company to the Shareholders.

3.23 Brokers; Payments. Except as set forth on Schedule 3.23, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholders. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 6.3) with parties other than Parent. No valid claim exists against the Company or, based on any action by the Company, against the Surviving Corporation or the Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.24 Consent Solicitation; Voting Requirements. The affirmative vote or written consent of 100%, of the outstanding shares of Company Common Stock is necessary to adopt this Agreement (the “Shareholder Approval”). The record date established in accordance with the ORS and the Articles of Incorporation and the By-laws of the Company for purposes of determining the Shareholders entitled to give consents or vote with respect to the Shareholder Approval is the “Record Date.” The Company has delivered to each Shareholder listed in Schedule 3.4(a) a copy of the Letter of Transmittal attached as Exhibit C attached hereto, together with the form of written consent to be executed and delivered by such Shareholder.

3.25 State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interest of the Company and its Shareholders, (ii) approved and adopted the Merger and this Agreement and the other transactions contemplated by this Agreement and (iii) directed that this Agreement and the Merger be submitted to the Shareholders for their approval and resolved to recommend that the Shareholders vote in favor of this Agreement and the Merger, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

3.26 Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company or the Shareholders contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and/or the Shareholders contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

3.27 Information Supplied. None of the information supplied or to be supplied by the Company and the Shareholders specifically for and delivered or to be delivered in connection with the solicitation by the Company of the consents necessary for the Shareholder Approval contained any untrue statement of a material fact or omitted to state any material fact as of the date such information was given to the Shareholders required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, taken as a whole, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDERS

4.1 Authorization; etc. The Shareholders severally represent and warrant to the Parent and Acquisition Corp. as follows:

(i) Each of the Shareholders is the sole and exclusive record and beneficial owner of the Company Common Stock set forth opposite his or her name in Schedule 3.4 hereto, free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions on transfer imposed under applicable securities laws), and there are no agreements, arrangements or understandings to which such Shareholder is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Company Common Stock owned by such Shareholder;

(ii) such Shareholder shall (A) simultaneously with such Shareholder’s execution and delivery of this Agreement, execute and deliver to Parent an irrevocable proxy or written consent in which such Shareholder voted all Company Common Stock owned by such Shareholder in favor of the Merger and the adoption of this Agreement by the Company, (B) at the Effective Time, deliver or cause to be delivered to the Parent (x) certificates representing all Company Common Stock owned by such Shareholder, each such certificate to be duly endorsed for transfer and free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions imposed under applicable securities laws) and (y) a duly completed and executed Letter of Transmittal in the form of Exhibit C attached hereto;

(iii) such Shareholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity;

(iv) the execution and delivery of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of any partnership agreement, operating agreement or other constitutional documents of any such Shareholder that is constituted as a general or limited partnership or limited liability company, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which such Shareholder is a party, or by which such Shareholder or the Company Common Stock held by such Shareholder may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of such Shareholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on such Shareholder’s ability to perform such Shareholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to such Shareholder or by which such the Company Common Stock held by such Shareholder may be bound;

(v) such Shareholder has not taken any action or failed to take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368 of the Code;

(vi) such Shareholder hereby voluntarily releases and discharges Parent and Acquisition Corp., their respective affiliates, subsidiaries, predecessors, successors and assigns, and each of them, and the current and former officers, directors, stockholders, employees, and agents of each of the foregoing (any and all of which are referred to as the “Releasees”), from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown, which such Shareholder has, claims to have, ever had, or ever claimed to have had against the Company, Parent, Acquisition Corp. or any other Releasees, whether arising under federal or state law and whether as a Shareholder or employee of the Company or in any other capacity; and

(vi) none of the information supplied or to be supplied by the Shareholder specifically for and delivered or to be delivered in connection with the solicitation by the Company of the consents necessary for the Shareholder Approval and the transactions contemplated hereby contained or will contain any untrue statement of a material fact or omitted to state any material fact as of the date such information was given to the Shareholders required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, taken as a whole, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND ACQUISITION CORP.

The Parent and Acquisition Corp. jointly and severally represent and warrant to the Company as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

5.1 Corporate Organization. Each of the Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Acquisition Corp. has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Parent and Acquisition Corp. are each duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent or Acquisition Corp. or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). Acquisition Corp. is a corporation newly formed by Parent and has not conducted any business other than as expressly set forth in or contemplated by this Agreement. The Parent has previously made available to the Company complete and correct copies of (i) its Certificate of Incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date) and its By-Laws (certified by the Secretary of the Parent as of a recent date) and (ii) the Certificate of Incorporation of Acquisition Corp. and all amendments thereto as of the date hereof (certified by the Secretary of State of the State of Delaware as of a recent date) and the By-Laws of Acquisition Corp. (certified by the Secretary of Acquisition Corp. as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent or Acquisition Corp. have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or would be, materially adverse to the business, properties, financial condition or results of operations of the Parent and its subsidiaries (including Acquisition Corp.), taken as a whole.

5.2 Authorization. Each of the Parent and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and any other agreements attached hereto, or entered into in connection herewith, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of the Parent and Acquisition Corp. and by the Parent as the sole Shareholder of Acquisition Corp., and no other corporate proceedings on the part of the Parent or Acquisition Corp. are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificate of Merger pursuant to the DGCL and Articles of Merger pursuant to ORS) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and, assuming due authorization, execution and delivery of this Agreement by the Company, and constitutes the valid and binding agreement of the Parent and Acquisition Corp., enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.3 Consents and Approvals; No Violations. Subject to (a) the filing of Certificates of Merger pursuant to the ORS and DGCL, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent or Acquisition Corp.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent or Acquisition Corp. are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent or Acquisition Corp. pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to the Parent or Acquisition Corp. or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent or Acquisition Corp., any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

5.4 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Parent consists of 46,500,000 shares of Common Stock, $0.01 par value per share, of which 12,500,000 shares have been designated Class A Common Stock (the “Parent Class A Common Stock”) and of which 12,250,000 shares are outstanding and 34,000,000 shares have been designated Class B Common Stock (the “Parent Common Stock”), of which 1,005,000 shares are outstanding and 8,500,000 shares of Preferred Stock, $0.01 par value per share, of which all such shares shall be designated Series A Preferred Stock (the “Parent Preferred Stock”) and of which 6,724,063 shares are outstanding (the Parent Class A Common Stock, the Parent Class B Common Stock and the Parent Preferred Stock collectively shall be referred to herein as the “Parent Capital Stock”). All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable.

As of the date of this Agreement, 4,000,000 shares of Parent Common Stock were reserved for issuance upon the exercise of options to purchase Parent Common Stock granted pursuant to Parent’s 2003 Stock Incentive Plan (the “Parent Option Plan”) under which options are outstanding for an aggregate of 2,694,500 shares and under which 1,305,500 are available for grant. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Except as set forth above, as of the date of this Agreement no shares of Parent Capital Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Parent or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Parent, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Parent Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote.

Except as set forth on Schedule 5.4 attached hereto, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitment, understanding, arrangement, agreement or contract (either written or oral) of any kind to which the Parent is a party, or by which the Parent is bound, obligating the

Parent to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or other securities of the Parent. The Parent has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Parent Capital Stock or other securities of the Parent, and there are no amounts owed or which may be owed to any person by the Parent as a result of any repurchase, redemption or acquisition of any shares of Parent Capital Stock or other securities of the Parent.

Except as set forth on Schedule 5.4 attached hereto, there are no registration rights, and, to the knowledge of the Parent, there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of Parent Capital Stock.

(b) Except as set forth on Schedule 5.4 attached hereto, Parent does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

(c) As of the date of this Agreement, the authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by the Parent. There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Acquisition Corp., and there are no agreements or commitments to which Acquisition Corp. is a party or by which it is bound pursuant to which Acquisition Corp. is or may become obligated to issue additional shares of its capital stock.

5.5 Compliance with Applicable Law. Parent and Acquisition Corp. are not in violation in any material respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not result in a fine or penalty in excess of $10,000 individually or in the aggregate. Parent and Acquisition Corp. have not received any notice alleging any such violation, nor to the knowledge of Parent or Acquisition Corp., is there any inquiry, investigation or proceedings relating thereto.

5.6 Legal Proceedings, etc. Except as set forth on Schedule 5.6 attached hereto, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Parent or Acquisition Corp., threatened against the Parent or Acquisition Corp. or their respective properties, assets or business or, to the knowledge of Parent or Acquisition Corp., pending or threatened against any of the officers, directors, employees, agents or consultants of the Parent or Acquisition Corp. in connection with the business of the Parent or Acquisition Corp. There is no basis for any such suits, actions, claims, proceedings or investigations known to the Parent or Acquisition Corp.

There are no such suits, actions, claims, proceedings or investigations pending against the Parent or Acquisition Corp., or, to the knowledge of the Parent or Acquisition Corp., threatened against the Parent or Acquisition Corp. challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Parent or Acquisition Corp. is a party, or involving the properties, assets or business of the Parent or Acquisition Corp., which is unsatisfied or which requires continuing compliance therewith by the Parent or Acquisition Corp.

5.7 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Acquisition Corp.

5.8 Disclosure. Parent and Acquisition Corp. have not failed to disclose to Company any fact that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent or Acquisition Corp. to perform their respective obligations under this Agreement in any material respect. No representation or warranty by the Parent or Acquisition Corp. contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent or Acquisition Corp. contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Effective Time, the Company and the Shareholders agree that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock, provided, however, the Company may distribute to the Shareholders up to the aggregate amount of $100,000, which distribution shall reduce dollar for dollar the Cash Consideration;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, any shares of its capital stock;

(d) will not amend its Articles of Incorporation or By-Laws;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $5,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $5,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

(k) will not accelerate receivables or delay payables;

(1) will promptly advise the Parent of the commencement of, or threat of (to the extent that such threat comes to the knowledge of the Company or any Shareholder) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, except in the ordinary course, sell any material assets of the Company or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $5,000 in the aggregate; and

(o) will not change the method of accounting of the Company and make any Tax elections, enter any settlement or compromise of any Tax claim or liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent; and

(p) will not make any payments to officers or directors other than in the ordinary course.

6.2 Conduct of Business of Acquisition Corp. During the period commencing on the date hereof and continuing until the Effective Time, Acquisition Corp. shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3 Other Negotiations. Neither the Company nor any of the Shareholders will (nor will they permit any of their respective officers, directors, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property Rights or any business combination, recapitalization, joint venture or other major transaction involving the business of the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article XI, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Properties and Records. The Company will provide to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and tax returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to its business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the Merger is consummated.

7.2 Transfer of Interests. The Shareholders agree that they (i) shall not dispose of or in any way encumber their Company Common Stock prior to the consummation of the transactions contemplated hereby, (ii) shall use their best efforts to cause, and take no action inconsistent with, the approval and consummation of said transactions and (iii) at the Closing shall surrender the certificates representing all shares of Company Common Stock owned by them, duly endorsed for transfer.

7.3 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his/its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

7.4 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article IX or Article X hereof.

7.5 Fees and Expenses. The Parent and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors except that if the Merger is consummated, then the Shareholders shall be responsible for all such fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which shall be paid by the Shareholders on a pro rata basis based on their percentage share of the Initial Merger Consideration.

7.6 Supplements to Disclosure Schedules. From time to time prior to the Effective Time, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7.7 Shareholder Consent. The Company and the Shareholders shall use their respective best efforts to obtain the Shareholder Approval, whether by written consent or at a meeting duly called for the purpose thereof, in accordance with applicable law.

7.8 Restricted Stock Grants. At Closing, the Restricted Equity Consideration will be granted pursuant to the Parent’s form of Stock Transfer and Restriction Agreement (the

“Restricted Stock Agreement”) attached hereto as Exhibit F and such Restricted Equity Consideration shall vest semi-annually in equal amounts during the three (3) year period following the Closing Date. The Restricted Equity Consideration shall become fully vested (i) in the event of an Acceleration Event with respect to the Principal Stockholders, and (ii) in the event of a Change of Control with respect to the other stockholders. With respect to the shares of Restricted Equity Consideration granted to the Principal Stockholders, such shares shall be subject to forfeiture upon the occurrence of certain events as set forth in Parent’s Restricted Stock Agreement.

7.9 Redemption Right. In the event that the Parent has not effected the sale of shares of Parent Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Parent on or before the second anniversary of the Closing Date (a “Qualified IPO”), the holders of at least seventy-five percent (75%) of the outstanding shares of the Equity Consideration may require the Parent to redeem the Equity Consideration at the price of $8.00 per share (appropriately adjusted to take account any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Parent Common Stock) by providing written notice to the Parent (the “Election Notice”) within thirty (30) days following the second anniversary of the Closing Date. The date on which the Parent receives a timely Election Notice shall be the “Trigger Date.” The Parent shall call for redemption, and shall redeem from electing holders the Equity Consideration not later than sixty (60) days after the Trigger Date (the “Redemption Date”).

7.10. Tax Matters.

(a) S Corporation Status. Neither the Company nor the Shareholders shall revoke the election of the Company to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing. The Company and the Shareholders shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing Date. Neither the Company nor the Shareholders shall take or allow any action that would result in the termination of the Company’s subsidiaries’ status taxed as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code on or prior to the Closing Date.

(b) Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative, provided, however, that if such revisions are inconsistent with prior similar Tax Returns, Parent may disregard such revisions. To the extent permitted by applicable law, Shareholders shall include any income, gain, loss, deduction or other tax items for such periods, which periods shall include the Closing Date, on their Tax

Returns in a manner consistent with the Schedule K-l s furnished by Parent to the Shareholders for such periods.

(c) Cooperation on Tax Matters.

(i) Parent, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders agree to turn over to the Company and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date.

(ii) Parent and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Parent and the Shareholders intend that the Merger be treated as a “reorganization” within the meaning of Section 368 of the Code, Parent and the Company each hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) promulgated under the Code and covenant that each will report the Merger accordingly and shall use their reasonable best efforts to take or permit no action to be taken that would be inconsistent with such position.

(iv) It is the intent of Parent that Surviving Corporation will continue at least one significant historic business line of the Company, or use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treas. Reg. Sec. 1.368-l(d).

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (and any corporate-level gains Tax triggered by the Merger and any applicable transfer taxes imposed in any state or subdivision) shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Tax Audits.

(i) If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which the Shareholders are responsible hereunder, Parent shall,

promptly upon receipt by Parent or the Acquisition Co. of notice thereof, inform the Shareholders thereof in accordance with and subject to the provisions of Section 12.2(a) of the Agreement.

(ii) The Shareholder Representative shall have the sole right to represent the interests of the Company (and to employ counsel of its choice at its expense) in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end before the Closing Date to the extent the Tax audit or administrative or court proceeding solely relates to a Tax item for which the Shareholders are liable and the Parent is not liable. Parent shall cooperate fully with the Company and its counsel in the defense against or compromise of any claim in any said proceeding; provided that neither the Shareholder Representative nor any of its appointed representatives shall settle or prosecute any Tax claim in a manner that would have an adverse effect on Parent, the Surviving Corporation, or their Affiliates without the prior written consent of Parent.

(iii) Except as provided in Section 7.10(e)(ii) above, Shareholders and Parent jointly shall represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any Taxable period of the Company which ends on or before, or includes, the Closing Date, provided Shareholders may bear whole or partial responsibility for resulting liability hereunder. Each of the parties shall be bound by the decision rendered pursuant to this Section 7.10(e)(ii). All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by the Shareholders and the Parent in the same ratio as the ratio in which, pursuant to the terms of this Agreement, they would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety. Each of the Shareholder Representative and the Parent shall consult with each other with respect to the resolution of any audit or proceeding under this 7.10(e)(iii), and shall not settle or resolve any such audit or proceeding without the consent of the other.

(iv) If Parent and the Shareholder Representative are unable to reach mutual agreement on any matter covered by this Section 7.10, within an appropriate period of time taking into account relevant due dates for Tax Returns and similar items, but in any event within ninety (90) days of such disagreement, such disagreement shall be submitted for resolution to such nationally recognized independent certified public accounting firm as is mutually agreed upon by Parent and the Shareholder Representative (a “Tax Referee”). If the parties can not agree on a Tax Referee, the Tax Referee shall be picked by two nationally recognized accounting firms, one picked by Parent and one picked by the Shareholder Representative; provided, however, that the Tax Referee so picked may not then be the accountant regularly employed by Parent or the Company. The decision of the Tax Referee shall be binding on the parties. The fees of the Tax Referee shall be shared equally by Parent and the Shareholders.

7.11. Accounting Treatment. Parent, the Company and the Shareholders intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code and, for Tax reporting purposes, will report the Merger as a tax-free reorganization. If, for any reason, prior to the earliest to occur of the events below, the IRS asserts, which in turn results in a final non-appealable written IRS determination, that the Merger does not so qualify, Parent shall indemnify the Shareholders for any resulting costs and expenses, which such amounts shall be approved in advance by Parent prior to the incurrence of such costs and expenses, and for any interest and penalties due on any resulting Taxes. In the above event, Parent shall also lend each Shareholder, on ten (10) days prior written notice, the amount of any resulting Taxes. Each such loan will be evidenced by a promissory note and shall accrue interest per annum at the then applicable federal rate. Parent’s indemnification obligation shall expire upon the earlier to occur of the following and each Shareholder shall have no obligation to pay principal and interest of the loan until ten (10) days after the earliest to occur of the following, at which time the outstanding balance shall be due and payable in full:

(a) the expiration of the redemption right or the date of the cash payout upon exercise of the redemption right as set forth in Section 7.9;

(b) in the event of a Qualified IPO, the later of the following:

(i) the expiration of the “lock-up” period on the Equity Consideration; or

(ii) twelve (12) months from the Closing;

(c) the sale of a majority of the Equity Consideration received by such Shareholder; or

(d) as to any Shareholder, with and upon receipt of the consideration such Shareholder receives on the consummation of a Change of Control in exchange for his or her shares of the Equity Consideration and the Restricted Equity Consideration.

7.12. Appointment of Shareholder Representative.

(a) The Shareholder Representative is hereby appointed as representative of the Shareholders for purposes of this Agreement and the Escrow Agreement. Shareholder approval of this Agreement shall include confirmation of the authority of the Shareholder Representative. Parent, Acquisition Corp., and the Company may rely upon the acts of the Shareholder Representative for all purposes permitted hereunder and under the Escrow Agreement.

(b) The Shareholder Representative shall have full power of substitution to act in the name, place and stead of the Shareholders in all matters in connection with this Agreement and the Escrow Agreement. The Shareholder Representative’s power shall include the following powers, without limitation: the power to act for the Shareholders with regard to the calculation of the Cash Earnout Consideration and indemnification obligations hereunder; the power to compromise any claim on behalf of the Shareholders and to transact matters of litigation or arbitration in connection with this Agreement or the Escrow Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion, and to execute all such documents as the Shareholder Representative shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims under this Agreement.

(c) If the Shareholder Representative dies or otherwise becomes incapacitated and unable to serve as Shareholder Representative, his successor shall be appointed by a majority in interest of the Shareholders (such majority in interest to be determined in accordance with the pro rata amounts of the Equity Consideration as set forth on Schedule 2.2 hereto).

(d) The Shareholder Representative shall act for the Shareholders in the manner the Shareholder Representative believes to be in the best interest of the Shareholders and consistent with his obligations under this Agreement, but shall have no duties or obligations except as specifically set forth in this Agreement, In acting as representative of the Shareholders, the Shareholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Shareholder Representative shall not be personally liable to the Shareholders for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 7.12. The Shareholder Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Shareholder Representative may perform his duties as Shareholder Representative either directly or by or through his agents or attorneys, and the Shareholder Representative shall not be responsible to the Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by him under this Agreement. No bond shall be required of the Shareholder Representative, and the Shareholders jointly and severally shall indemnify the Shareholder Representative with respect to any and all decisions made or actions taken in the capacity as Shareholder Representative, other than for the Shareholder Representative’s willful misconduct or gross negligence.

ARTICLE VIII

COVENANTS OF CERTAIN PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders hereby severally agrees that for a period of three (3) years following the Closing Date, he, she or it will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or Shareholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 5% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), which is directly or indirectly in competition with the products or services being developed, marketed, sold or otherwise provided by the Company, or which is directly or indirectly materially detrimental to the business of the Company as of the Closing Date (“Competitive Activity”). Such person further agrees that, for a period of three (3) years following the Closing Date hereof, he, she or it will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company that were such with respect to the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Company at any time during the one (1) year immediately following the date hereof. Such person’s obligations under this Article VIII shall survive the termination or cessation of his, her or its employment with the Company (if applicable) and shall not be limited by Article XII hereof.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND ACQUISITION CORP.

The obligation of the Parent and Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Acquisition Corp. in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of the Company and the Shareholders which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing the Company shall have delivered to the Parent and Acquisition Corp. a certificate (signed on behalf of the Company by the President of the Company) to that effect with respect to all such representations and warranties made by the Company and the Shareholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such representations and warranties made by the Shareholders.

9.2 Performance. The Company and the Shareholders shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Company shall have delivered to the Parent and Acquisition Corp. a certificate (duly executed on behalf of the Company by the President of the Company to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and of the Shareholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Shareholders on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or reasonably could result in a Company Material Adverse Effect.

9.4 Consents. All approvals, consents, waivers and authorizations required to be obtained by the Company or any Shareholder in connection with the Merger and the other transactions contemplated by this Agreement as set forth on Schedule 9.4 shall have been obtained and shall be in full force and effect.

9.5 Additional Agreements. The following agreements shall have been executed and delivered to Parent and the same shall be in full force and effect:

(i) Executive Employment Agreements, in the form attached hereto as Exhibit E, executed by each of Gerald Wiant and Bruce Fabbri (the “Key Employees”);

(ii) Confidentiality, Assignment of Inventions and Employment-at-Will Agreements for consultants and employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(iii) Restricted Stock Agreements in the form attached hereto as Exhibit F with respect to the Equity Consideration and the Restricted Equity Consideration, executed by each Shareholder and each Shareholder will timely file valid elections under Section 83(b) of the Code as soon as practicable after the Closing and in any event within thirty (30) days of the Closing;

(iv) the Escrow Agreement, duly executed by the Shareholder Representative and the Escrow Agent;

(v) the Letter of Transmittal in the form attached hereto as Exhibit C duly executed and delivered by holders of 100% of the outstanding shares of Company Common Stock, which shall include the holders of vested Company Stock Options, which such Company Stock Options shall be exercised on the Closing Date (the “Letter of Transmittal”); provided however, that this condition may be satisfied, in the alternative as to any such Shareholder by signing this Agreement.

(vi) the Company shall have delivered to the Parent and to the IRS notices that the Company Common Stock is not a “U.S. Real Property Interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Shareholders shall have delivered to the Parent certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code;

(vii) each of the Shareholders shall deliver to Parent a Form W-9 on the Closing and prior to any payment of the Cash Consideration. Each Shareholder shall furnish Parent with an affidavit, stating, under penalty of perjury, the Shareholder’s United States taxpayer identification number;

(viii) resignations of all officers and directors of the Company as of the Effective Time;

(ix) Termination Agreements executed by each of the optionees holding Company Stock Options which such Company Stock Options are not already vested as of the Effective Time and which such Company Stock Options shall be cancelled at the Effective Time without the payment of any consideration therefor and which such Company Stock Options shall be of no further force and effect, without any assumption thereof; and

(x) The Company’s Confidentiality and Ethics Policy and Agreement executed by each of Bruce Fabbri, Gerald Wiant, Sean McMahon, Nick Doane, Chris Doig, Dennis Greenfield, Robert Reeves and Ethan Tarr, in each case dated as of their respective dates of hire.

9.6 Delivery of Certificates for Cancellation. The certificates (or a lost certificate indemnity agreement in a form reasonably acceptable to Parent) representing 100% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, duly endorsed in blank, shall have been surrendered for cancellation.

9.7 Certificate of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Oregon in connection with the Merger.

9.8 Termination. The Company shall have terminated each of those agreements listed on Schedule 9.8 to this Agreement and each such agreement shall be of no further force or effect.

9.9 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

9.10 Opinion of Tonkon Torp LLP. The Company shall have delivered to Parent an opinion of Tonkon Torp LLP, counsel to the Company, in substantially the form attached hereto as Exhibit G.

9.11 Supporting Documents. The Company shall have delivered to the Parent a certificate (a) of the Secretary of State of the State of Oregon dated as of the Closing Date, certifying as to the corporate legal existence of the Company, and (b) of the Secretary of the Company, dated the Closing Date, certifying on behalf of the Company (i) that attached thereto is a true and complete copy of the By-Laws of such Company as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the holders of 100% of the outstanding shares of Company Common Stock authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (iii) to the incumbency and specimen signature of each officer of the Company executing on behalf of such company this Agreement and the other agreements related hereto.

9.12. Consents The Company shall have delivered to Parent the outstanding written board and shareholder consents, including, but not limited to, authorization of option grants I-014 through I-030 and NSO-001 and authorization of each of the Company’s bonus plans, prior to the Effective Time.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SHAREHOLDERS

The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Shareholders in their sole discretion):

10.1 Representations and Warranties True. The representations and warranties of each of the Parent and Acquisition Corp. contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company and the Shareholders a certificate (signed on its behalf by its Chief Executive Officer or President, as the case may be) to that effect with respect to all such representations and warranties made by such entity.

10.2 Performance. Each of the Parent and Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company and the Shareholders a certificate, signed on its behalf by its Chief Executive Officer or President, as the case may be, to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

10.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent or Acquisition Corp. which would have a material adverse effect on the transactions contemplated hereby.

10.4 Consents. All approvals, consents, waivers and authorizations required to be obtained by Parent or Acquisition Corp. in connection with the Merger and the other transactions contemplated by this Agreement (including those identified on Schedule 5.3) shall have been obtained and shall be in full force and effect.

10.5 Additional Agreements. The Parent shall have executed and delivered (and shall have agreed to cause the Surviving Corporation to execute and deliver, as applicable) counterparts of the following agreements, and the same shall be in full force and effect;

(i) the Executive Employment Agreements referred to in Section 9.5(i) hereof;

(ii) the Restricted Stock Agreements referred to in Section 9.5(iii) hereof; and

(iii) the Escrow Agreement referred to in Section 9.5(iv) hereof, together with counterparts signed by the Escrow Agent.

10.6 Certificates of Merger. The Parent and Acquisition Corp. shall have executed and delivered to the Company and the Shareholders counterparts of the Certificates of Merger to be filed with the Secretary of the State of the State of Delaware and the Secretary of State of the State of Oregon in connection with the Merger.

10.7 Cash Consideration, Equity Consideration and Restricted Stock Consideration; Escrow Deposit.

(a) At the Closing the Parent shall deliver to the Shareholders (i) all of the requisite portion of the Initial Merger Consideration, less the Cash Escrow and the Stock Escrow which shall be placed in escrow as provided in Sections 2.3(a) and 2.6 hereof; and

(b) Parent shall deliver to the Escrow Agent (i) the Cash Escrow at Closing by wire, and (ii) the Stock Escrow as soon as practicable after the Closing and in any event within two (2) business days after the Closing, the Cash Escrow and the Stock Escrow together shall constitute the Escrow Deposit pursuant to Section 2.6.

10.8 Supporting Documents.

(a) The Parent shall have delivered to the Company and the Shareholders a certificate of the Secretary of the Parent, dated the Closing Date, certifying on behalf of the Parent (i) that attached thereto is a true and complete copy of the By-Laws of such Parent as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of such Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (iii) to the incumbency and specimen signature of each officer of the Parent executing on behalf of such Parent this Agreement and the other agreements related hereto.

(b) Acquisition Corp. shall have delivered to the Company and the Shareholders a certificate of the Secretary of Acquisition Corp., dated the Closing Date, certifying on behalf of Acquisition Corp. (i) that attached thereto is a true and complete copy of the By-Laws of such Acquisition Corp. as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and Shareholders of such Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (iii) to the incumbency and specimen signature of each officer of Acquisition Corp. executing on behalf of such Acquisition Corp. this Agreement and the other agreements related hereto.

10.9 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Parent Material Adverse Effect.

10.10 Opinion of Nixon Peabody LLP. The Parent and Acquisition Corp. shall have delivered to the Company and the Shareholders an opinion of Nixon Peabody LLP, counsel to Parent and Acquisition Corp., in substantially the form attached hereto as Exhibit H.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Effective Time shall not have occurred on or before November 30, 2003 provided, however, that the right to terminate this Agreement pursuant to this Section 1l.l(b)(ii) shall not be available to any party whose (or whose affiliate(s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach.

11.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or (in the case of the Company, the Parent and Acquisition Corp.) their respective officers or directors, except for Sections 7.5 and 13.6, and the last sentence of Section 7.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

ARTICLE XII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

12.1 Indemnity Obligations. (a) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the Merger hereby jointly and severally agree to indemnify and hold the Parent (including its representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as defined below) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company and the Shareholders set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company and the Principal Shareholders (which covenants, agreements or undertakings were to be performed or complied with on or prior to the consummation of the Merger) which are contained in this Agreement; (iii) any claims arising prior to the Closing involving personal injury, death or physical damage to the tangible or real property of the Company or any other person which otherwise would have been covered by fire, property, casualty or liability insurance if the Company had such insurance in place for all periods prior to the Closing; and (iv) all Taxes of the Company for all taxable periods ending on or before the Closing Date to the extent the payments exceed the amount of reserves for Taxes reflected on the Balance Sheet other than reserves for deferred Taxes established to reflect timing differences between book and Tax income and other than any reserves for any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP and the portion through the end of the Closing Date for a taxable period that includes (but does not end) on the Closing Date. For this purpose, Taxes attributable to a taxable period beginning before and ending after the Closing Date shall be allocable to the portion of such period ending on the Closing Date to the extent (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y)

imposed in connection with any sale or other transfer or assignment of property, the amount of such Taxes that would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire tax period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. The Escrow Deposit shall be available to compensate Parent for such Losses. However, the failure to make a claim against the Escrow Deposit will not constitute an election of remedies or limit the Parent in any manner in the enforcement of any other remedies that may be available to it pursuant to the terms hereof. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever. All indemnification payments under this Article XII shall be deemed adjustments to the Initial Merger Consideration.

(b) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the Merger hereby severally and not jointly agree to indemnify and hold the Parent harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of such Shareholder set forth in Article IV of this Agreement or such Shareholder’s Letter of Transmittal, or any Schedule or certificate delivered by such Shareholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of such Shareholder which are contained in this Agreement and/or the Letter of Transmittal of such Shareholder, (and, with respect to the Principal Shareholders only, also the covenants of each Principal Shareholder set forth in Article VIII of this Agreement), or any Schedule or certificate delivered by such Shareholder (or Principal Shareholder) pursuant hereto or thereto. The Escrow Deposit shall be available to compensate Parent for such Losses under this Section 12.1(b) up to the Shareholder’s Pro Rata Portion (as defined below) of the Escrow Deposit.

12.2 Notification of Claims.

(a) Subject to the provisions of Section 12.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 12.1, the Parent shall provide the Shareholder Representative, and, if such indemnity is sought against a Shareholder pursuant to Section 12.1(b), the Shareholder against whom indemnification is sought, with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Shareholder Representative, and, if applicable, such Shareholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Shareholder Representative, and, if applicable, such Shareholder, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Shareholder Representative and, if such indemnification is sought against a Shareholder pursuant to Section 12.1(b) the Shareholder against whom indemnification is sought, shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided; however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Shareholder Representative, or if applicable, the Shareholder, shall be borne by the Shareholders with respect to indemnification sought pursuant to Section 12.1 (a) and by the Shareholders against whom indemnification is sought with respect to indemnification sought pursuant to Section 12.1(b); provided, such expenses shall be paid from the Escrow Deposit for indemnification sought pursuant to Section 12.1 (a) and from the Pro Rata Portion (as defined below) of the Escrow Deposit attributable to the Shareholders against whom indemnification is sought pursuant to Section 12.1(b). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Shareholder Representative, or, if applicable, the Shareholder, which consent shall not be unreasonably withheld. In the event that the Shareholder Representative, or, if applicable, the Shareholder, has consented in writing to any such settlement, adjustment or compromise, the Shareholders shall have no power or authority to object to the amount of any claim by Parent against the Escrow Deposit for indemnification of Losses with respect to such settlement, adjustment or compromise.

12.3 Duration. All representations and warranties set forth in this Agreement, the Letters of Transmittal and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement, the Letters of Transmittal and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below), all representations, warranties, covenants, agreements and undertakings contained in this Agreement and the Letters of Transmittal or any certificate or Schedule delivered pursuant hereto or thereto shall expire on the first anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, obligations (a) arising from breaches of the representations, warranties and covenants set forth in Section 3.11 and Article VIII shall survive the Closing Date for a period of three (3) years and (b) (i) arising from breaches of the representations, warranties and covenants set forth in Sections 3.2, 3.4, 3.9, Article IV, Article VII, 12.1(a)(iii) and 12.1(a)(iv), and the Letters of Transmittal and (ii) arising from fraud shall each survive the Closing Date until expiration of the applicable statute of limitations (all such obligations in (a) and (b), collectively, the “Excluded Obligations”).

12.4 Escrow. The Cash Escrow shall be delivered by Parent to the Escrow Agent at Closing by wire and the Stock Escrow shall be delivered by the Parent as soon as practicable after the Closing and in any event within two (2) business days after the Closing, which such Cash Escrow and Stock Escrow is to be held for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date to satisfy claims for indemnification which are the subject to a Claims Notice delivered prior to the Escrow Release Date pursuant to the terms of the Escrow Agreement. Any indemnification claim for any Losses under this Article XII shall be paid first from the Escrow Deposit. Notwithstanding the foregoing, provided no claim for indemnification has been made hereunder the Escrow Release Date for the Cash Escrow portion of the Escrow Deposit shall be the nine (9) month anniversary of the Closing Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Except with respect to claims based on the Excluded Obligations, if the Closing occurs, Parent and Acquisition Corp. agree that the Parent’s right to indemnification pursuant to this Article XII shall constitute Parent’s and Acquisition Corp.’s sole and exclusive remedy and recourse against the Shareholders for Losses attributable to any inaccuracy or breach of any representation or warranty, or any breach or nonfulfillment of any failure to perform the covenants, agreements or undertakings, of the Company, the Principal Shareholders or the Shareholders which is contained in this Agreement or the Letters of Transmittal or any Schedule or certificate delivered pursuant hereto or thereto. Except with respect to the Excluded Obligations, the maximum liability of any Shareholder shall be limited to such Shareholder’s Pro Rata Portion (as defined below) of the Escrow Deposit and the maximum liability of any Shareholder for the Excluded Obligations shall be limited to such Shareholder’s Pro Rata Portion (as defined below) of the Losses up to the aggregate amount of the Initial Merger Consideration and Cash Earnout Consideration to which such Shareholder is entitled (less any amount previously recovered under this Article XII from such Shareholder’s Pro Rata portion of the Escrow Deposit); provided, however, that no Shareholder shall have any liability for indemnification pursuant to Section 12.1(b) on account of any other Shareholder. For purposes of this Agreement, a “Pro Rata Portion” of a Shareholder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Merger Consideration to which such Shareholder is entitled.

12.5 No Contribution. The Shareholders hereby waive, acknowledge and agree that the Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Company or the Surviving Corporation in connection with any indemnification payments which the Shareholders are required to make under this Article XII. Nothing in this Article XII shall limit a Shareholder’s right of contribution or right of indemnity from another Shareholder.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of the party against whom enforcement is made.

13.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

13.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 13.3):

(a)	if to the Company, the Shareholders or the Shareholder Representative, to:

SiteWise Marketing, Inc.

2896 Crescent Avenue, Suite 101

Eugene, OR 97408

Attention: Gerald S. Wiant

with copies to:

Tonkon Torp LLP

1600 Pioneer Tower

888 SW Fifth Avenue

Portland, OR 97204

Attention: David Copley Forman, Esq.

(b)	if to the Parent or Acquisition Corp., to:

Marchex, Inc.

2101 Fourth Avenue, Suite 1980

Seattle, WA 98121

Attention: Ethan A. Caldwell, General Counsel

with copies to:

Nixon Peabody LLP

101 Federal Street

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

13.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (or, in the case of the Shareholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

13.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors (or, in the case of the Principal Shareholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns and any other parties indemnified under Article XII.

13.6 Public Announcements. Promptly after the Effective Time, the Parent and the Company shall issue a press release in such form as they shall mutually agree. Other than as provided in the immediately preceding sentence, none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by law or applicable regulatory authority issue any reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than any confidentiality agreement entered into between the Parent and the Company (the “Confidentiality Agreement”). This Agreement supersedes the letter of intent dated August 24, 2003 entered into between the Parent and the Company (except for the confidentiality provisions contained therein) and all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the Confidentiality Agreement. Notwithstanding anything contained herein or in any other agreement to the contrary, including the Confidentiality Agreement, none of the parties to this Agreement (nor any of their respective employees, representatives or other agents or affiliates) shall be precluded from disclosing the tax treatment or tax structure of the transactions that are the subject of (or reasonably related to) this Agreement (the “Transactions”) after the earliest to occur of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of the public announcement of the Transactions, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Transactions; provided, however, that the foregoing shall in no way permit any such party to make any disclosure regarding the Transactions in violation of any federal or state securities laws or regulations.

13.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of Washington, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Seattle, Washington and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parent, Acquisition Corp., the Company, the Shareholders, and the Shareholder Representative named below have caused this Agreement to be duly executed and delivered as a_ instrument under seal as of the date first above written.

PARENT: MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ

	Name:	Russell C. Horowitz
	Title:	President and Chief Executive officer

ACQUISITION CORP: SITEWISE ACQUISITION CORPORATION

By:	/s/ RUSSELL C. HOROWITZ

	Name:	Russell C. Horowitz
	Title:	President

THE COMPANY: SITEWISE MARKETING, INC.

By:	/s/ GERALD S. WIANT

	Name:	Gerald S. Wiant
	Title:	President

SHAREHOLDER REPRESENTATIVE:

By:	/s/ GERALD S. WIANT

	Name:	Gerald S. Wiant

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parent, Acquisition Corp., the Company, the Shareholders, and the Shareholder Representative named below have caused this Agreement to be duly executed and delivered a_ an instrument under seal as of the date first above written.

SHAREHOLDERS:

/s/ GERALD S. WIANT

Gerald S. Wiant

/s/ BRUCE FABBRI

Bruce Fabbri

/s/ SEAN J. MCMAHON

Sean J. McMahon

/s/ MICHAEL B. WIANT

Michael B. Wiant

/s/ STEVE PALODICHUK

Steve Palodichuk

/s/ BRANDON WIANT

Brandon Wiant

/s/ JOSEPH B. YING

Joseph B. Ying

/s/ DATAR SAHI

Datar Sahi